STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/30/2001
010609306 - 3462567

CERTIFICATE OF INCORPORATION

OF

UNIVERSAL HEALTH SERVICES OF PALMDALE, INC.

1. The name of the corporation is Universal Health Services of Palmdale, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is $.01 amounting in the aggregate of Ten Dollars ($10.00).

5. The name and mailing address of the incorporator is as follow:

NAME	MAILING ADDRESS
Celeste A. Stellabott	367 South Gulph Road King of Prussia, PA 19406

The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
Alan B. Miller	367 South Gulph Road King of Prussia, PA 19406
Kirk E. Gorman	367 South Gulph Road King of Prussia, PA 19406
Steve Filton	367 South Gulph Road King of Prussia, PA 19406

6. The corporation is to have perpetual existence.

7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

8. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 30th day of November 2001.

Celeste A. Stellabott

Celeste A. Stellabott
Sole Incorporator